UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of report :  October 2, 2003
(Date of earliest event reported): September 30, 2003


GulfTerra Energy Partners, L.P.
(Exact Name of Registrant as Specified in Charter)



Delaware               1-11680               76-0396023
(State or Other        (Commission           (IRS Employer
Jurisdiction           File Number)          Identification No.)
of Incorporation)

4 Greenway Plaza
Houston, Texas 77046
(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code: (832) 676-4853



Item 5. Other Events and Required FD Disclosure.
        ----------------------------------------

     On September 30, 2003, our subsidiary Petal Gas Storage, L.L.C. (Petal) entered into a letter of intent with Southern Natural Gas Company (SNG), a wholly owned subsidiary of El Paso Corporation, regarding the proposed development and sale of a natural gas storage cavern and the proposed sale of an undivided interest in a pipeline and other facilities related to that natural gas storage cavern. The new storage cavern would be located at Petal's storage complex near Hattiesburg, Mississippi. The letter of intent is non-binding and, following determination by SNG of sufficient market interest, it is contemplated that SNG will purchase the land and mineral rights related to the proposed storage cavern and will pay Petal's costs to construct the storage cavern and related facilities. Upon completion of the storage cavern, SNG would acquire an undivided interest in the Petal pipeline. SNG and Petal would also enter into an arrangement under which Petal would operate the storage cavern and pipeline for SNG.

     Should this transaction be finalized, Petal will receive an upfront cash payment as opposed to a volume based capacity and utilization payment charged under more traditional storage contracts. Also, there would be no dilutive interest costs during the construction phase of the storage cavern, as SNG will pay Petal to construct the storage cavern. We would continue to maintain our ownership in the existing Petal and Hattiesburg storage complexes and would maintain ownership in the Petal pipeline as well as retain capacity expansion rights in the Petal pipeline that could be used for additional storage expansions.

     Before we enter into definitive transaction documents, the transaction must be recommended by the audit and conflicts committee of our general partner's board of directors, which committee consists solely of directors meeting the independent director requirements established by the NYSE and the Sarbanes-Oxley Act and then approved by our general partner's board of directors. Additionally, construction of the storage cavern and the sale of the undivided interest in the Petal pipeline will require approval by the Federal Energy Regulatory Commission (FERC) of amendments to existing FERC certificate authorizations held by Petal for the facilities involved and receipt by SNG of FERC certificate authorizations for their ownership of these facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         GULFTERRA ENERGY PARTNERS, L.P.,
                          (Registrant)

Date:  October 2, 2003   By: /s/ Kathy A. Welch
                             -----------------------------
                                 Kathy A. Welch
                                 Vice President and Controller